Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x2185

gwilliams@noof.com

NEW FRONTIER MEDIA CONFIRMS RECEIPT OF

UNSOLICITED, CONDITIONAL ACQUISITION PROPOSAL

BOULDER, Colo., March 9, 2012 — New Frontier Media, Inc. (NasdaqGS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, confirmed that it has received an unsolicited, non-binding, conditional acquisition proposal from Longkloof Limited, an investment holding company, indicating its interest in pursuing the acquisition of all of the outstanding shares of New Frontier Media not beneficially owned by Longkloof for $1.35 per share in cash, subject to due diligence and other conditions.  The Board of Directors of New Frontier Media has formed a Special Committee of independent directors to review and carefully evaluate the proposal received from Longkloof with its financial and legal advisors and determine the appropriate response to the proposal. The Special Committee plans to evaluate the proposal in a timely manner, but no definitive time frame has been determined. The Special Committee and management have indicated that their review of the proposal will be conducted in a manner that will minimize any disruptions to New Frontier Media’s business operations.

The Special Committee is being assisted in its consideration of Longkloof’s proposal by its legal advisor, Blank Rome LLP, and is currently in the process of selecting a financial advisor.  New Frontier Media is being advised by Holland & Hart LLP.

New Frontier Media advises shareholders that they need not take any action at this time in response to Longkloof’s proposal pending review by New Frontier Media’s Special Committee.

About New Frontier Media, Inc.

New Frontier Media is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via video on demand and pay per view technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.